Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Jon Kasle	Greg Smith
781-522-5110	781-522-5141

Raytheon Reports Strong Third Quarter 2007 Results; Announces New $2.0 Billion Share Repurchase Plan

Highlights

•	Strong bookings of $6.5 billion; backlog of $33.9 billion

•	Sales of $5.4 billion, up 8 percent

•	Earnings per share (EPS) from continuing operations of $0.69, up 17 percent

•	$0.86 excluding Flight Options(1)

•	Announces agreement to sell Flight Options LLC

•	Repurchased 8.6 million shares for $500 million

WALTHAM, Mass., (October 25, 2007) – Raytheon Company (NYSE: RTN) reported third quarter 2007 income from continuing operations of $304 million or $0.69 per diluted share compared to $267 million or $0.59 per diluted share in the third quarter 2006. Third quarter 2007 income from continuing operations was higher primarily due to operational improvements, combined with lower net interest and pension expense, partially offset by an after-tax impairment charge of $69 million ($84 million pretax) or $0.16 per diluted share in connection with the disposition process of Flight Options. Third quarter 2007 income from continuing operations excluding Flight Options was $380 million or $0.86 per diluted share compared to $274 million or $0.61 per diluted share in the third quarter 2006.(1)

Raytheon also announced that on October 15, 2007, it entered into a definitive agreement to sell Flight Options to H.I.G. Capital, a global private investment firm. This transaction is expected to close in the fourth quarter 2007.

“Our program execution, strong backlog and customer focus are driving the Company’s performance and delivering value to our shareholders,” said William H. Swanson, Raytheon Chairman and CEO. “With the pending sale of Flight Options, going forward our attention will be focused on our core business, leading technologies and Mission Support to our global customers.”

Third quarter 2007 net income was $299 million or $0.68 per diluted share compared to $321 million or $0.71 per diluted share in the third quarter 2006. Net income for the third

(1) Income and EPS from continuing operations excluding Flight Options are non-GAAP financial measures. See attachment G for a reconciliation of these measures to income and EPS from continuing operations under GAAP. We are providing these non-GAAP measures to provide insight on how we expect continuing operations to appear when Flight Options is reported as a discontinued operation in the fourth quarter 2007.

quarter 2007 included a $5 million after-tax loss in discontinued operations or $0.01 per diluted share versus a $54 million gain or $0.12 in the third quarter 2006. Third quarter 2006 discontinued operations results included Raytheon Aircraft Company (RAC), which was sold by the Company in the second quarter 2007.

Net sales for the third quarter 2007 were $5.4 billion, up 8 percent from $4.9 billion in the third quarter 2006 led primarily by Integrated Defense Systems (IDS), Missile Systems (MS) and Network Centric Systems (NCS).

Operating cash flow from continuing operations for the third quarter 2007 was $735 million versus $733 million for the third quarter 2006. The third quarter 2007 included $203 million in cash tax payments versus $53 million in cash tax payments in the third quarter 2006. Of the cash taxes paid in the third quarter 2007, $157 million was attributable to the gain on the sale of RAC.

Year-to-date operating cash flow from continuing operations was $310 million versus $1,159 million for the comparable period in 2006. The year-to-date decrease in operating cash flow was primarily due to $846 million in cash tax payments ($473 million attributable to the gain on the sale of RAC) versus $154 million of cash tax payments made in the comparable period in 2006 combined with the $400 million discretionary cash contribution made to the Company’s pension plans in the first quarter 2007 versus the $200 million discretionary cash contribution made in the first quarter 2006.

During the third quarter 2007, the Company repurchased 8.6 million shares for $500 million as part of the Company’s previously announced share repurchase program. The Company has repurchased 23.3 million shares of common stock year-to-date for $1.3 billion.

The Board of Directors, on October 24, 2007, authorized the repurchase of up to an additional $2.0 billion of the Company’s outstanding common stock. Share repurchases will take place from time to time at management’s discretion depending on market conditions.

Summary Financial Results	3rd Quarter			% Change	Nine Months			% Change
($ in millions, except per share data)	2007		2006		2007		2006
Net Sales	$5,355		$4,936	8%	$15,702		$14,569	8%
Total Operating Expenses	4,878		4,480		14,127		13,219

Operating Income	477	(2)	456	5%	1,575	(2)	1,350	17%
Non-operating Expenses	8		48		96		112

Income from Cont. Ops. before Taxes	$469		$408	15%	$1,479		$1,238	19%

Income from Continuing Operations	$304		$267	14%	$974		$815	20%
Income from Discontinued Operations	(5)		54	NM	1,006	(1)	103	NM

Net Income	$299		$321	-7%	$1,980		$918	116%

Diluted EPS from Continuing Operations	$0.69	(2)	$0.59	17%	$2.17	(2)	$1.81	20%

Diluted EPS	$0.68	(2)	$0.71	-4%	$4.42	(2)	$2.04	117%

Operating Cash Flow from Cont. Ops.	$735	(3)	$733		$310	(3)	$1,159

(1)	Includes after-tax net gain of $986 million on sale of Raytheon Aircraft in Q2’07
(2)	Includes $84 million pretax or $0.16 after-tax impairment charges in the Flight Options business in Q3 ‘07 and YTD ‘07
(3)	Includes $157 million in Q3 ‘07 and $473 million in Q3 YTD of cash tax payments related to the gain on the Raytheon Aircraft sale

Bookings and Backlog

Bookings	3rd Quarter		Nine Months
(in millions)	2007	2006	2007	2006
Total Bookings	$6,463	$5,403	$16,718	$15,207

Backlog
(in millions)	09/23/07	12/31/06
Backlog	$33,889	$33,838
Funded Backlog	$17,453	$18,186

The Company reported total bookings for the third quarter 2007 of $6.5 billion compared to $5.4 billion in the third quarter 2006. The Company ended the third quarter 2007 with backlog of $33.9 billion compared to $31.9 billion at the end of the third quarter 2006 and $33.8 billion at the end of 2006.

Outlook

2007 Financial Outlook (1)	Current	Prior
Bookings ($B)	21.4 - 22.4	21.4 - 22.4
Net Sales ($B)	20.8 - 21.3	20.8 - 21.3
FAS/CAS Pension Expense ($M)	260	270
Interest Expense, net ($M)	30 - 45	45 - 60
Diluted Shares (M)	446 - 448	446 - 448
EPS from Cont. Ops. ($)	$3.05 - $3.20	$3.05 - $3.20
Operating Cash Flow from Cont. Ops. ($B) (2)	0.9 - 1.1	0.9 - 1.1
ROIC (%)	8.6 - 9.1	8.6 - 9.1

(1)	Reflects Flight Options as a discontinued operation for the full-year 2007
(2)	Includes cash tax payments of approximately $630 million from the gain on the Raytheon Aircraft sale

The Company has updated full-year 2007 guidance, including the reclassification of Flight Options as a discontinued operation for full-year 2007. Charts containing additional information on the Company’s 2007 guidance are available on the Company’s website at www.raytheon.com. See attachment F for the Company’s calculation and use of Return on Invested Capital (ROIC), a non-GAAP financial measure.

2008 Financial Outlook
Net Sales ($B)	22.1 - 22.6
EPS from Cont. Ops. ($)	3.45 - 3.60
Operating Cash Flow ($B)	1.5 - 1.7

Additional information regarding the Company’s 2008 guidance will be provided on the fourth quarter earnings conference call scheduled for January 31, 2008.

Segment Results

Integrated Defense Systems

	3rd Quarter		% Change	Nine Months		% Change
($ in millions)	2007	2006		2007	2006
Net Sales	$1,147	$1,030	11%	$3,405	$3,031	12%
Operating Income	$206	$167	23%	$617	$502	23%
Operating Margin	18.0%	16.2%		18.1%	16.6%

Integrated Defense Systems (IDS) had third quarter 2007 net sales of $1,147 million, up 11 percent compared to $1,030 million in the third quarter 2006, primarily due to growth on Missile Defense Agency and U.S. Army programs, as well as on international programs. IDS recorded $206 million of operating income compared to $167 million in the third quarter 2006. The increase in operating income was primarily due to higher volume and improved performance on several international and domestic programs.

During the quarter, IDS booked $958 million for the production phase of mission support equipment for the two lead Zumwalt-class destroyers for the U.S. Navy. IDS also booked $123 million for the Patriot Pure Fleet program for the U.S. Army.

After the quarter close, IDS was awarded $1.2 billion for the Australian Air Warfare Destroyer contract, which was booked in October 2007.

Intelligence and Information Systems

	3rd Quarter		% Change	Nine Months		% Change
($ in millions)	2007	2006		2007	2006
Net Sales	$680	$626	9%	$1,934	$1,870	3%
Operating Income	$64	$58	10%	$182	$171	6%
Operating Margin	9.4%	9.3%		9.4%	9.1%

Intelligence and Information Systems (IIS) had third quarter 2007 net sales of $680 million, up 9 percent compared to $626 million in the third quarter 2006, primarily due to increased volume on several U.S. Air Force and information systems programs. IIS recorded $64 million of operating income compared to $58 million in the third quarter 2006.

During the quarter, IIS booked $781 million for the National Polar-orbiting Operational Environmental Satellite System (NPOESS) program and $101 million for the U.S. Air Force’s Consolidated Field Service (CFS) contract to provide global intelligence, surveillance and reconnaissance support. IIS also booked $279 million on a number of classified contracts.

After the quarter close, the Company acquired Oakley Networks, a leading developer of cyber-security technology, which will add to Raytheon’s capabilities in information operations/information assurance solutions.

Missile Systems

($ in millions)	3rd Quarter		% Change	Nine Months		% Change
	2007	2006		2007	2006
Net Sales	$1,247	$1,081	15%	$3,631	$3,187	14%
Operating Income	$139	$109	28%	$393	$341	15%
Operating Margin	11.1%	10.1%		10.8%	10.7%

Missile Systems (MS) had third quarter 2007 net sales of $1,247 million, up 15 percent compared to $1,081 million in the third quarter 2006, primarily due to higher volume on the Standard Missile and Evolved Sea Sparrow Missile (ESSM) programs. MS recorded $139 million of operating income compared to $109 million in the third quarter 2006. The increase in operating income was primarily due to higher volume and improved performance.

During the quarter, MS booked $223 million for the production of ESSM and $201 million for Standard Missile-2 (SM-2). MS also booked $117 million for the production of Javelin for the U.S. Army and U.S. Marines.

Network Centric Systems

($ in millions)	3rd Quarter		% Change	Nine Months		% Change
	2007	2006		2007	2006
Net Sales	$1,036	$879	18%	$3,017	$2,550	18%
Operating Income	$123	$87	41%	$379	$262	45%
Operating Margin	11.9%	9.9%		12.6%	10.3%

Network Centric Systems (NCS) had third quarter 2007 net sales of $1,036 million, up 18 percent compared to $879 million in the third quarter 2006, primarily due to increased volume on certain U.S. Army programs. NCS recorded $123 million of operating income compared to $87 million in the third quarter 2006. The increase in operating income was primarily due to higher volume and improved program performance.

During the quarter, NCS booked $116 million to provide Long Range Advanced Scout Surveillance Systems (LRAS3) and $104 million for Horizontal Technology Integration (HTI) forward-looking infrared kits to the U.S. Army. NCS also booked $106 million on the Long Range Radar Service Life Extension Program (LRR SLEP).

Also during the quarter, the U.S. Navy directed Raytheon to proceed with the development of the Navy Multiband Terminal (NMT).

Space and Airborne Systems

($ in millions)	3rd Quarter		% Change	Nine Months		% Change
	2007	2006		2007	2006
Net Sales	$1,016	$1,069	-5%	$3,045	$3,144	-3%
Operating Income	$121	$148	-18%	$383	$445	-14%
Operating Margin	11.9%	13.8%		12.6%	14.2%

Space and Airborne Systems (SAS) had third quarter 2007 net sales of $1,016 million, down 5 percent compared to $1,069 million in the third quarter 2006, primarily due to lower volume on some airborne systems programs and a reduction in classified space bookings due to customer reprioritization. SAS recorded $121 million of operating income compared to $148 million in the third quarter 2006. Operating income was lower primarily due to profit adjustments taken on certain programs in both the third quarter 2006 and 2007 and reduced volume.

During the quarter, SAS booked over $123 million on a number of classified contracts.

Technical Services

($ in millions)	3rd Quarter		% Change	Nine Months		% Change
	2007	2006		2007	2006
Net Sales	$513	$500	3%	$1,412	$1,416	NM
Operating Income	$34	$35	-3%	$84	$96	-13%
Operating Margin	6.6%	7.0%		5.9%	6.8%

Technical Services (TS) had third quarter 2007 net sales of $513 million compared to $500 million in the third quarter 2006. TS recorded operating income of $34 million in the third quarter 2007 compared to $35 million in the third quarter 2006.

Other

Net sales in the third quarter 2007 were $191 million compared to $190 million in the third quarter 2006. The segment recorded an operating loss of $96 million in the third quarter 2007 compared to an operating loss of $10 million in the third quarter 2006. During the third quarter 2007, the Company initiated a process to dispose of its Flight Options (FO) business. The Company recorded an after-tax impairment charge of $69 million ($84 million pretax), which includes all of FO’s remaining goodwill and a portion of its intangible assets, as a result of the disposition process.

On October 15, 2007, Raytheon entered into a definitive agreement to sell FO to H.I.G. Capital, a global private investment firm. In the fourth quarter 2007, the Company expects to record an additional after-tax charge of approximately $45 million, subject to purchase price adjustments, to write down the net assets of FO to the expected final net sales price. The Company will present FO as a discontinued operation in the fourth quarter 2007 and for all periods presented.

Raytheon Company (NYSE: RTN), with 2006 sales of $20.3 billion, is a technology leader specializing in defense, homeland security and other government markets throughout the world. With a history of innovation spanning 85 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as a broad range of mission support services. With headquarters in Waltham, Mass., Raytheon employs 73,000 people worldwide.

Disclosure Regarding Forward-looking Statements

This release and the attachments contain forward-looking statements, including information regarding the Company’s 2007 and 2008 financial outlook, future plans, objectives, business prospects and anticipated financial performance. These forward-looking statements are not statements of historical facts and represent only the Company’s current expectations regarding such matters. These statements inherently involve a wide range of known and unknown risks and uncertainties. The Company’s actual actions and results could differ materially from what is expressed or implied by these statements. Specific factors that could cause such a difference include, but are not limited to: risks associated with the Company’s U.S. government sales, including changes or shifts in defense spending, uncertain funding of programs, potential termination of contracts, and difficulties in contract performance; the ability to procure new contracts; the risks of conducting business in foreign countries; the ability to comply with extensive governmental regulation, including import and export policies and procurement and other regulations; the impact of competition; the ability to develop products and technologies; the risk of cost overruns, particularly for the Company’s fixed-price contracts; dependence on component availability, subcontractor performance and key suppliers; risks of a negative government audit; the use of accounting estimates in the Company’s financial statements; potential further charges relating to Flight Options; risks associated with the Company’s sale of Flight Options; risks associated with the commuter and fractional ownership aircraft markets; the outcome of contingencies and litigation matters, including government investigations; the ability to recruit and retain qualified personnel; risks associated with acquisitions, joint ventures and other business arrangements; the impact of changes in the Company’s credit ratings; and other factors as may be detailed from time to time in the Company’s public announcements and Securities and Exchange Commission filings. In addition, these statements do not give effect to the potential impact of any acquisitions, divestitures or business combinations that may be announced or closed after the date hereof. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release and the attachments or to update them to reflect events or circumstances occurring after the date of this release. This release and the attachments also contain non-GAAP financial measures. A GAAP reconciliation and a discussion of the Company’s use of these measures are included in this release or the attachments.

Conference Call on the Third Quarter 2007 Financial Results

Raytheon’s financial results conference call will be held on Thursday, October 25, 2007 at 9 a.m. EDT. Participants will include William H. Swanson, Chairman and CEO, David C. Wajsgras, senior vice president and CFO, and other Company executives.

The dial-in number for the conference call will be (866) 800 – 8651. The conference call will also be audiocast on the Internet at www.raytheon.com. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.

Interested parties are encouraged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.

# # #

Attachment A

Raytheon Company

Preliminary Statement of Operations Information

Third Quarter 2007

(In millions except per share amounts)	Three Months Ended		Nine Months Ended
	23-Sep-07	24-Sep-06	23-Sep-07	24-Sep-06
Net sales	$5,355	$4,936	$15,702	$14,569

Cost of sales	4,276	4,047	12,583	11,886
Administrative and selling expenses	460	327	1,167	991
Research and development expenses	142	106	377	342

Total operating expenses	4,878	4,480	14,127	13,219

Operating income	477	456	1,575	1,350

Interest expense	41	65	155	202
Interest income	(42)	(15)	(127)	(49)
Other expense (income), net	9	(2)	68	(41)

Non-operating expense, net	8	48	96	112

Income from continuing operations before taxes	469	408	1,479	1,238
Federal and foreign income taxes	165	141	505	423

Income from continuing operations	304	267	974	815
(Loss) income from discontinued operations, net of tax	(5)	54	20	103
Gain on sale, net of tax	—	—	986	—

(Loss) income from discontinued operations	(5)	54	1,006	103

Net income	$299	$321	$1,980	$918

Earnings per share from continuing operations
Basic	$0.70	$0.60	$2.23	$1.84
Diluted	$0.69	$0.59	$2.17	$1.81

(Loss) earnings per share from discontinued operations
Basic	$(0.01)	$0.12	$2.31	$0.23
Diluted	$(0.01)	$0.12	$2.24	$0.23

Earnings per share
Basic	$0.69	$0.73	$4.54	$2.08
Diluted	$0.68	$0.71	$4.42	$2.04

Average shares outstanding
Basic	431.2	441.9	436.3	442.3
Diluted	443.0	451.6	448.2	450.5

Attachment B

Raytheon Company

Preliminary Segment Information

Third Quarter 2007

(In millions)	Net Sales Three Months Ended		Operating Income Three Months Ended		Operating Income As a Percent of Sales Three Months Ended
	23-Sep-07	24-Sep-06	23-Sep-07	24-Sep-06	23-Sep-07	24-Sep-06
Integrated Defense Systems	$1,147	$1,030	$206	$167	18.0%	16.2%
Intelligence and Information Systems	680	626	64	58	9.4%	9.3%
Missile Systems	1,247	1,081	139	109	11.1%	10.1%
Network Centric Systems	1,036	879	123	87	11.9%	9.9%
Space and Airborne Systems	1,016	1,069	121	148	11.9%	13.8%
Technical Services	513	500	34	35	6.6%	7.0%
Other	191	190	(96)	(10)	-50.3%	-5.3%
FAS/CAS Pension Adjustment	—	—	(67)	(90)
Corporate and Eliminations	(475)	(439)	(47)	(48)

Total	$5,355	$4,936	$477	$456	8.9%	9.2%

	Net Sales Nine Months Ended		Operating Income Nine Months Ended		Operating Income As a Percent of Sales Nine Months Ended
	23-Sep-07	24-Sep-06	23-Sep-07	24-Sep-06	23-Sep-07	24-Sep-06
Integrated Defense Systems	$3,405	$3,031	$617	$502	18.1%	16.6%
Intelligence and Information Systems	1,934	1,870	182	171	9.4%	9.1%
Missile Systems	3,631	3,187	393	341	10.8%	10.7%
Network Centric Systems	3,017	2,550	379	262	12.6%	10.3%
Space and Airborne Systems	3,045	3,144	383	445	12.6%	14.2%
Technical Services	1,412	1,416	84	96	5.9%	6.8%
Other	589	582	(103)	(33)	-17.5%	-5.7%
FAS/CAS Pension Adjustment	—	—	(192)	(271)
Corporate and Eliminations	(1,331)	(1,211)	(168)	(163)

Total	$15,702	$14,569	$1,575	$1,350	10.0%	9.3%

Attachment C

Raytheon Company

Other Preliminary Information

Third Quarter 2007

	Backlog (In millions)		Funded Backlog (In millions)
	23-Sep-07	31-Dec-06	23-Sep-07	31-Dec-06
Integrated Defense Systems	$8,458	$7,934	$3,399	$4,088
Intelligence and Information Systems	4,142	3,935	925	893
Missile Systems	9,078	9,504	4,866	5,135
Network Centric Systems	5,407	5,059	4,094	4,037
Space and Airborne Systems	4,900	5,591	2,907	2,770
Technical Services	1,686	1,572	1,044	1,020
Other	218	243	218	243

Total	$33,889	$33,838	$17,453	$18,186

	Bookings (In millions) Three Months Ended
	23-Sep-07	24-Sep-06
Total Bookings	$6,463	$5,403

Attachment D

Raytheon Company

Preliminary Balance Sheet Information

Third Quarter 2007

(In millions)	23-Sep-07	31-Dec-06
Assets
Cash and cash equivalents	$2,609	$2,460
Accounts receivable, less allowance for doubtful accounts	155	178
Contracts in process	3,894	3,600
Inventories	543	487
Deferred taxes	215	257
Prepaid expenses and other current assets	391	239
Assets held for sale	—	2,296

Total current assets	7,807	9,517

Property, plant and equipment, net	2,062	2,131
Deferred taxes	74	189
Goodwill	11,464	11,539
Other assets, net	2,084	2,115

Total assets	$23,491	$25,491

Liabilities and Stockholders’ Equity
Notes payable and current portion of long-term debt	$119	$687
Advance payments and billings in excess of costs incurred	1,786	1,962
Accounts payable	982	920
Accrued employee compensation	950	944
Other accrued expenses	1,138	1,193
Liabilities held for sale	—	1,009

Total current liabilities	4,975	6,715

Accrued retiree benefits and other long-term liabilities	4,083	4,232
Deferred taxes	—	—
Long-term debt	2,249	3,278
Minority interest	211	165
Stockholders’ equity	11,973	11,101

Total liabilities and stockholders’ equity	$23,491	$25,491

Attachment E

Raytheon Company

Preliminary Cash Flow Information

Third Quarter 2007

(In millions)	Three Months Ended		Nine Months Ended
	23-Sep-07	24-Sep-06	23-Sep-07	24-Sep-06
Income from continuing operations	$304	$267	$974	$815
Depreciation	76	72	219	215
Amortization	22	19	65	60
Working capital	219	80	(499)	(484)
Discontinued operations	(4)	19	(45)	33
Net activity in financing receivables	15	22	71	96
Other	99	273	(520)	457

Net operating cash flow	731	752	265	1,192

Capital spending	(65)	(58)	(161)	(146)
Internal use software spending	(18)	(25)	(52)	(50)
Acquisitions	—	(40)	—	(87)
Investment activity and divestitures	—	—	3,117	50
Dividends	(111)	(108)	(331)	(313)
Repurchase of common stock	(500)	(250)	(1,301)	(352)
Debt repayments	(568)	(74)	(1,606)	(445)
Discontinued operations	—	(9)	(27)	(27)
Other	95	49	245	138

Total cash flow	$(436)	$237	$149	$(40)

Attachment F

Raytheon Company

Non-GAAP Financial Measures

Third Quarter 2007

We define ROIC as income from continuing operations plus after-tax net interest expense plus one-third of operating lease expense after-tax (estimate of interest portion of operating lease expense) divided by average invested capital after capitalizing operating leases (operating lease expense times a multiplier of 8), adding financial guarantees less net investment in Discontinued Operations, and adding back the cumulative minimum pension liability/impact of FAS 158. ROIC is not a measure of financial performance under generally accepted accounting principles (GAAP) and may not be defined and calculated by other companies in the same manner. ROIC should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. We use ROIC as a measure of efficiency and effectiveness of our use of capital and as an element of management compensation.

Return on Invested Capital

(In millions)	2007 Current Guidance		2007 Prior Guidance
	Low end of range	High end of range	Low end of range	High end of range
Income from continuing operations
Net interest expense, after-tax*	Combined	Combined	Combined	Combined
Lease expense, after-tax*

Return	$1,450	$1,515	$1,470	$1,535

Net debt **
Equity less investment in discontinued operations
Lease expense x 8 plus financial guarantees	Combined	Combined	Combined	Combined
Minimum pension liability (cumulative)

Invested capital from continuing operations***	$16,885	$16,685	$17,050	$16,850

ROIC	8.6%	9.1%	8.6%	9.1%

*	Effective tax rate: 33.9% (2007 guidance)
**	Net debt is defined as total debt less cash and cash equivalents and is calculated using a 2 point average
***	Calculated using a 2 point average

Attachment G

Raytheon Company

Preliminary Financial Information Excluding Flight Options Non-GAAP Reconciliation

Third Quarter 2007

(In millions except per share amounts)	Three Months Ended		Nine Months Ended
	23-Sep-07	24-Sep-06	23-Sep-07	24-Sep-06
Net sales as reported under GAAP	$5,355	$4,936	$15,702	$14,569
Less: Flight Options	(136)	(137)	(401)	(423)

Net sales excluding Flight Options*	$5,219	$4,799	$15,301	$14,146

	Three Months Ended		Nine Months Ended
	23-Sep-07	24-Sep-06	23-Sep-07	24-Sep-06
Operating income as reported under GAAP	$477	$456	$1,575	$1,350
Add Back: Flight Options, including a Q3 2007 pretax impairment charge of $84 million	95	12	107	41

Operating income excluding Flight Options*	$572	$468	$1,682	$1,391

	Three Months Ended		Nine Months Ended
	23-Sep-07	24-Sep-06	23-Sep-07	24-Sep-06
Operating margin as reported under GAAP	8.9%	9.2%	10.0%	9.3%
Operating margin excluding Flight Options*	11.0%	9.8%	11.0%	9.8%

	Three Months Ended		Nine Months Ended
	23-Sep-07	24-Sep-06	23-Sep-07	24-Sep-06
Income from continuing operations as reported under GAAP	$304	$267	$974	$815
Add Back: Flight Options, including a Q3 2007 after-tax impairment charge of $69 million	76	7	85	28

Income from continuing operations excluding Flight Options*	$380	$274	$1,059	$843

	Three Months Ended		Nine Months Ended
	23-Sep-07	24-Sep-06	23-Sep-07	24-Sep-06
Diluted EPS from continuing operations as reported under GAAP	$0.69	$0.59	$2.17	$1.81
Add Back: Loss per share of Flight Options, including a Q3 2007 after-tax impairment charge of $0.16	0.17	0.02	0.19	0.06

Diluted EPS from continuing operations excluding Flight Options*	$0.86	$0.61	$2.36	$1.87

*	These amounts are not measures of financial performance under generally accepted accounting principles (GAAP). They should be considered supplemental to and not a substitute for financial performance in accordance with GAAP. We are providing these non-GAAP measures to provide insight on how we expect continuing operations to appear when Flight Options is reported as a discontinued operation in the fourth quarter 2007.